Exhibit 3.2

BYLAWS

OF

RAYONIER INC.

AS AMENDED AND RESTATED EFFECTIVE JANUARY 30, 2026

BYLAWS

OF

RAYONIER INC.

ARTICLE 1 — OFFICES

Section 1. Offices. The principal office of the Corporation may be located at such place as the Board of Directors may fix from time to time. The Corporation may have offices at such other places, either within or without the State of North Carolina, as the Board of Directors may from time to time determine.

ARTICLE 2 — MEETINGS OF SHAREHOLDERS

Section 1. Place of Meeting. Meetings of Shareholders shall be held at such places, either within or without the State of North Carolina, as shall be fixed by the Board of Directors and designated in the notice of the meeting.

Section 2. Annual Meeting. The annual meeting of Shareholders shall be held on such date and at such time as the Board of Directors shall determine each year in advance thereof, for the purpose of electing Directors of the Corporation and the transaction of such other business as may be a proper subject for action at the meeting. Notwithstanding anything in these Bylaws to the contrary, no business shall be transacted at an annual meeting of Shareholders except such business as shall be (a) specified in the notice of meeting given as provided in Article 2, Section 4, (b) otherwise brought before the meeting by or at the direction of the Board of Directors or any committee thereof, or (c) otherwise brought before the meeting by a Shareholder who (i) was a Shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in Article 2, Section 7 regarding Shareholder proposals or Article 3, Section 6 regarding nominations of Directors, and at the time of the meeting, (ii) is entitled to vote at the meeting, and (iii) has complied with the procedure set forth in Article 2, Section 7 or Article 3, Section 6 as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”) and included in the notice of meeting given as provided in Article 2, Section 4, the foregoing clause (c) shall be the exclusive means for a Shareholder to propose business to be brought before an annual meeting of Shareholders. If the chairman of the annual meeting determines that any business was not properly brought before the meeting in accordance with the provisions prescribed by these Bylaws, he shall so declare at the meeting and to the extent permitted by law any such business not properly brought before the meeting shall not be transacted.

Section 3. Special Meetings. Special meetings of the Shareholders shall be held at such places and times as determined by the Board of Directors in their discretion as provided in the Articles of Incorporation.

Section 4. Notice of Meetings. At least 10 and no more than 60 days prior to any annual or special meeting of Shareholders, the Corporation shall notify Shareholders of the date, time and place of the meeting and, in the case of a special meeting or where otherwise required by the Articles of Incorporation or by law, shall briefly describe the purpose or purposes of the meeting. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Board of Directors or any committee thereof. Unless otherwise required by the Articles of Incorporation or by law, the Corporation shall be required to give notice only to Shareholders entitled to vote at the meeting. If an annual or special Shareholders’ meeting is adjourned to a different date, time or place, notice thereof need not be given if the new date, time or place is announced at the meeting before adjournment. If a new record date for the adjourned meeting is fixed pursuant to Article 7, Section 5 hereof, notice of the adjourned meeting shall be given to persons who are Shareholders as of the new record date. Notice may be given either by personal delivery, or by telegraph, teletype, facsimile transmission or other form of electronic communication or by mail or private carrier. If mailed, notice shall be deemed to be effective when deposited in the United States mail with postage thereon prepaid, correctly addressed to the Shareholder’s address shown in the Corporation’s current record of Shareholders; provided, however, that notice is not required to be given to a Shareholder if (a) notice of two consecutive annual meetings, and all notices of meetings during the period between those two consecutive annual meetings, have been sent to the Shareholder at the Shareholder’s address as shown in the Corporation’s current record of Shareholders and have been returned undeliverable; or (b) all, but not less than two, payments of dividends on securities during a 12-month period, or two consecutive payments of dividends on securities during a period of more than 12 months, have been sent to the Shareholder at the Shareholder’s address as shown on the Corporation’s current record of Shareholders and have been returned undeliverable. If any Shareholder delivers to the Corporation a written notice setting forth the Shareholder’s current address, the requirement that notice be given to the Shareholder shall be reinstated.

Section 5. Quorum. Except as may be provided in the terms of a series of Preferred Stock, a majority of the votes entitled to be cast by a voting group on a matter, represented in person or by proxy at a meeting of Shareholders, shall constitute a quorum for that voting group for any action on that matter, unless quorum requirements are otherwise fixed by a court of competent jurisdiction acting pursuant to Section 55-7-03 of the North Carolina Business Corporation Act (the “NCBCA”). Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is or must be set for the adjournment. Action may be taken by a voting group at any meeting at which a quorum of that voting group is represented, regardless of whether action is taken at that meeting by any other voting group. In the absence of a quorum at the opening of any meeting of Shareholders, such meeting may be adjourned from time to time by a vote of the majority of the shares voting on the motion to adjourn.

Section 6. Voting of Shares. Except as otherwise provided by the Articles of Incorporation or by law, each outstanding share of voting capital stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at a meeting of the Shareholders. Action on a matter by a voting group for which a quorum is present is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law, by the Articles of Incorporation, by rules of any exchange on which the voting group’s stock is listed or by Section 55-10-03(c) of the NCBCA. Voting on all matters shall be by ballot vote. Either the Board of Directors or the Chairman of the meeting may appoint one or more voting inspectors, each of whom shall take an oath to execute his duties impartially and to the best of his ability. The voting inspectors shall, by majority vote, resolve all questions regarding voting of shares, including the number of shares outstanding, the voting power of each, the shares represented at the meeting, the qualification of voters, the validity of proxies, the existence of a quorum as to any voting group, and the acceptance, rejection and tabulation of votes.

Section 7. Shareholder Proposals.

(a) For business proposed by a Shareholder (other than Director nominations) to be properly brought before an annual Shareholders meeting, the Shareholder must provide timely notice thereof in writing to the Secretary of the Corporation and must provide any updates or supplements to such notice as required by this Section 7, and any such proposed business must constitute a proper matter for Shareholder action. To be timely, a Shareholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual Shareholders meeting; provided, however, in the event the date of the annual Shareholders meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual Shareholders meeting, notice by a Shareholder must be so delivered, or mailed and received, not less than 90 days prior to such annual meeting and not more than 120 days prior to such annual meeting or, if later, the 10th day following the day on which public notice of the date of such annual meeting was first given. In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as described above.

(b) Such Shareholder’s notice shall set forth:

(i) (A) a reasonably brief description of the business proposed to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of the Shareholder and any beneficial owner on whose behalf the proposal is made, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings between such Shareholder and beneficial owner, if any, and any other person or entity (including their names) in connection with the proposal of such business by such Shareholder.

(ii) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (each a “Proposing Person”): (A) the name and address of such Proposing Person, as they appear on the Corporation’s books; (B)(1) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act) and of record by such Proposing Person, except that such persons shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future; (2) any derivative positions held or beneficially held and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of capital stock of the Corporation (any of the foregoing, a “Short Interest”); and (3) any rights to dividends on the shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, if any, as of the date of such notice; including in each case and without limitation any such interests held by members of Proposing Person’s immediate family sharing the same household; (4) any performance-related fees (other than an asset-based fee) that such Proposing Person is entitled to based on any increase or decrease in the value of shares of the Corporation or derivative instruments, if any, including, without limitation, any such interests held by members of the immediate family sharing the same household of such Proposing Person, (5) any significant equity interests or any derivative instruments or Short Interests in any principal competitor of the Corporation held by such Proposing Person and (6) any direct or indirect interest of Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (C) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14(a) of the Exchange Act; (D) a representation that the Shareholder is a holder of record of stock of the Corporation entitled to vote at the annual meeting and intends to appear in person or through a qualified representative at the meeting to make such proposal; and (E) a representation whether the Proposing Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or otherwise solicit proxies from Shareholders in support of such proposal. For purposes of the foregoing clause (D), to be considered a qualified representative of the Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the annual meeting and such person must produce evidence of such authority (which may be through a reliable reproduction) at the annual meeting.

(c) A Proposing Person shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 7 shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than 8 business days prior to the date of the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof), if practicable (or, if not practicable, on the earliest practicable day prior to the date of the meeting or any adjournment or postponement thereof).

(d) Notwithstanding anything in these Bylaws to the contrary, no business proposed by a Proposing Person (other than Director nominations) shall be conducted at an annual meeting except in accordance with this Section 7. The chairman of the annual Shareholders meeting shall, if the facts warrant, determine and declare to the meeting that a proposal was not made in accordance with the provisions prescribed by these Bylaws, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective proposal shall be disregarded.

(e) This Section 7 is expressly intended to apply to any business proposed by a Shareholder (other than Director nominations) to be brought before an annual Shareholders meeting other than any proposal properly made pursuant to Rule 14a-8 under the Exchange Act and included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 7 shall be deemed to affect the rights of Shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8. This Section 7 is further intended to apply to any Shareholder notice delivered in compliance with any inconsistent advance notice requirement mandated by rules or regulations of the Securities and Exchange Commission, except to the extent the provisions of this Section 7 are directly inconsistent with such mandated rules or regulations. In addition to the requirements of this Section 7, a Shareholder shall comply with all applicable requirements of the Exchange Act with regard to business proposed by the Shareholder to be brought before an annual meeting of Shareholders.

(f) For purposes of these Bylaws, “public notice” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 8. Postponement of Shareholders’ Meeting. A scheduled annual or special meeting of Shareholders may be postponed by the Board of Directors by public notice given at or prior to the time of the meeting.

Section 9. Shareholders’ List. Before each meeting of Shareholders, the Secretary of the Corporation shall prepare an alphabetical list of the Shareholders entitled to notice of such meeting. The list shall be arranged by voting group (and within each voting group by class or series of shares) and show the address of and number of shares held by each Shareholder. The list shall be kept on file at the principal office of the Corporation, or at a place identified in the meeting notice in the city where the meeting will be held, for the period beginning two business days after notice of the meeting is given and continuing through the meeting, and shall be available for inspection by any Shareholder, personally or by or with his representative, at any time during regular business hours. The list shall also be available at the meeting and shall be subject to inspection by any Shareholder, personally or by or with his representative, at any time during the meeting or adjournment thereof.

ARTICLE 3 — BOARD OF DIRECTORS

Section 1. General Powers. Except as otherwise expressly provided in the Articles of Incorporation or by law, the Board of Directors shall have the exclusive power and authority to direct the management of the business and affairs of the Corporation and shall exercise all corporate powers, and possess all authority, necessary or appropriate to carry out the intent of this provision, and which are customarily exercised by the board of directors of a public company.

Section 2. Number, Term and Qualification. The number, term and qualification of Directors of the Corporation shall be as provided in the Articles of Incorporation.

Section 3. Removal. Directors may be removed from office only for the reasons, if any, specified in the Articles of Incorporation.

Section 4. Vacancies. Vacancies occurring in the Board of Directors shall be filled only as provided in the Articles of Incorporation.

Section 5. Compensation. Compensation for the services of Directors as such shall be determined exclusively by the Board of Directors as provided in the Articles of Incorporation.

Section 6. Nominations for Election of Directors.

(a) Only persons who are nominated in accordance with the provisions set forth in these Bylaws shall be eligible to be elected as Directors at a Shareholders meeting. Nominations of persons for election to the Board of Directors at an annual meeting or at a special meeting (but only for such Director positions as may be specified in the notice of special meeting given as provided in Article 2, Section 4) of Shareholders may be made at such meeting only (i) by or at the direction of the Board of Directors or any committee thereof or (ii) by any Shareholder of the Corporation who (A) is a Shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving of notice provided for in this Section 6 and at the time of the meeting, (B) shall be entitled to vote for the election of Directors at the meeting and (C) complies with the notice procedures set forth in this Section 6. The foregoing clause (ii) shall be the exclusive means for a Shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or a special meeting.

(b) A Shareholder making such a nomination must provide timely notice thereof in writing to the Secretary of the Corporation and must provide any updates or supplements to such notice as required by this Section 6. To be timely in connection with an annual meeting of Shareholders, a Shareholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual Shareholders meeting; provided, however, in the event the date of the annual Shareholders meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual Shareholders meeting, notice by a Shareholder must be so delivered, or mailed and received, not less than 90 days nor more than 120 days prior to such annual meeting or, if later, the 10th day following the date on which public notice of the date of such annual meeting was first made. To be timely in connection with a special meeting of Shareholders for which the election of Directors is a matter specified in the notice of meeting given as provided in Article 2, Section 4 by or at the direction of the Board of Directors or any committee thereof, a Shareholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to such special meeting or, if later, the 10th day following the date on which public notice of the date of such special meeting was first made. In no event shall any adjournment of an annual meeting or a special meeting of Shareholders or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as provided in this paragraph. If a Shareholder intends to solicit proxies for the election of Directors other than the nominees of the Board of Directors (or a committee thereof) in accordance with Rule 14a-19 under the Exchange Act, such Shareholder must comply with the timing requirements in this Section 6(b) for the notice to be timely.

(c) Such Shareholder’s notice shall:

(i) as to each person whom the Shareholder proposes to nominate for election or reelection as a Director: (A) set forth all information relating to such person which is required to be disclosed in solicitations of proxies for the election of Directors in a contested election pursuant to Section 14(a) of the Exchange Act (including such person’s written consent to being named as a nominee and to serving as a Director if elected); (B) set forth a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Shareholder and beneficial owner, if any, and their respective affiliates, associates or others acting in concert therewith, on the one hand, and each proposed nominee and his or her respective affiliates, associates or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Securities and Exchange Commission if the Shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any affiliate, associate or other person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (C) include a complete and signed questionnaire, representation and agreement of such nominee as required by paragraph (d) of this Section 6, and

(ii) as to the Shareholder giving the notice, the beneficial owner, if any, on whose behalf the nomination is made, and any Affiliate (within the meaning of Rule 12b-2 under the Exchange Act) of such Shareholder or beneficial owner (each a “Nominating Person”): (A) set forth the information required by Article 2, Section 7(b)(ii) (substituting the term “Nominating Person” for “Proposing Person” and the term “nomination” for “proposal” therein); and (B) include a written representation as to whether such Nominating Person intends, or is part of a group that intends, to solicit proxies in support of Director nominees other than the nominees of the Board of Directors (or a committee thereof) in accordance with Rule 14a-19 under the Exchange Act; (C) for those Nominating Persons that affirm intent to solicit proxies in accordance with Rule 14a-19 pursuant to the preceding clause (B), include a written agreement (in substantially the form provided by the Secretary upon request), on behalf of such Nominating Person and any group of which such Nominating Person is a member, pursuant to which such Nominating Person acknowledges and agrees that (1) the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominees if such Nominating Person (y) notifies the Corporation that such Nominating Person no longer intends, or is part of a group that no longer intends, to solicit proxies in support of Director nominees other than the nominees of the Board (or a committee thereof) in accordance with Rule 14a-19 under the Exchange Act or (z) fails to comply with Rules 14a-19(a)(2) and (3) under the Exchange Act (or with the interpretation of such requirements by the Securities and Exchange Commission with respect to special meetings, if applicable), and (2) if any Nominating Person provides notice pursuant to Rule 14a-19(a)(1) under the Exchange Act, such Nominating Person shall deliver to the Secretary, no later than five business days prior to the applicable meeting, reasonable documentary evidence (as determined by the Corporation or one of its representatives in good faith) that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

(d) To be eligible to be a nominee for election as a Director of the Corporation, the proposed nominee must deliver (in conjunction with, and in accordance with the time periods prescribed for the delivery of a nominating Shareholder’s notice under this Section 6) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that the proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (iii) in such proposed nominee’s individual capacity and on behalf of any person or entity on which behalf the nomination is being made, would be in compliance, if elected as a Director of the Corporation, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies, principles and guidelines of the Corporation. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent Director of the Corporation in accordance with the Corporation’s corporate governance principles or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of such nominee. The Corporation may request that any nominee submit to interviews (which may be conducted via virtual meeting) with the Board of Directors or any committee thereof, and such nominee shall, and the Nominating Person shall cause the nominee to, make himself or herself available for any such interviews within ten business days following the Corporation’s request.

(e) A Nominating Person shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 6 shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than 8 business days prior to the date of the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof), if practicable (or, if not practicable, on the earliest practicable date prior to the date of the meeting or any adjournment or postponement thereof).

(f) Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election by the Shareholders as a Director of the Corporation except in accordance with Article 2, Section 2 or this Section 6. The chairman of the annual Shareholders meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions prescribed by these Bylaws and, if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded. If (i) any Nominating Person provides notice pursuant to Rule 14a-19(a)(1) under the Exchange Act and (ii) such Nominating Person subsequently either (A) notifies the Corporation that such Nominating Person no longer intends to, or is part of a group that no longer intends to, solicit proxies in support of Director nominees other than the nominees of the Board of Directors (or a committee thereof) in accordance with Rule 14a-19 under the Exchange Act or (B) fails to comply with the requirements of Rules 14a-19(a)(2) and (3) under the Exchange Act (or with the interpretation of such requirements by the Securities and Exchange Commission), then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominees, notwithstanding that proxies or votes in favor thereof may have been received by the Corporation.

(g) Except as otherwise required by law, nothing in this Section 6 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other shareholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director submitted by a Shareholder. Any Nominating Person or any person or entity acting on behalf of a Nominating Person directly or indirectly soliciting proxies from other Shareholders must use a proxy card other than white, which shall be reserved for the exclusive use by the Board of Directors.

(h) As provided in Article V, Section (b) of the Corporation’s Amended and Restated Articles of Incorporation, if the number of nominees exceeds the number of directors to be elected at any meeting for the election of directors at which a quorum is present, the directors shall be elected by a vote of the plurality of the shares represented and entitled to vote at such meeting. Such plurality vote standard shall also apply if, on the record date for such meeting, the number of nominees exceeds the number of directors to be elected, even if as of the meeting date the number of nominees is less than or equal to the number of directors to be elected.

(i) Notwithstanding the foregoing provisions of this Section 6, a Shareholder shall also comply with all applicable requirements of the Exchange Act with regard to the matters set forth in this Section 6. This Section 6 shall apply to any Shareholder notice delivered in compliance with any inconsistent advance notice requirement mandated by rules or regulations of the Securities and Exchange Commission, except to the extent that the provisions of this Section 6 are directly inconsistent with such mandated rules or regulations. Without limitation the foregoing provisions of this Section 6 shall not apply to any Director who is nominated and elected under specified circumstances by holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation.

ARTICLE 4 — MEETINGS OF DIRECTORS

Section 1. Annual and Regular Meetings. All annual and regular meetings of the Board of Directors shall be held at such places and times as determined by the Board of Directors in their discretion as provided in the Articles of Incorporation.

Section 2. Special Meetings. Special meetings of the Board of Directors shall be held at such places and times as determined by the Board of Directors in their discretion as provided in the Articles of Incorporation.

Section 3. Notice of Meetings. Unless the Board of Directors by resolution determines otherwise in accordance with authority set forth in the Articles of Incorporation, all meetings of the Board of Directors may be held without notice of the date, time, place or purpose of the meeting. The Secretary shall give such notice of any meetings called by the Board by such means of communication as may be specified by the Board. A Director may waive notice before or after the date and time stated in such notice if the Director makes such waiver in writing, signs the waiver and the waiver is filed with the minutes or corporate records of the Corporation. A Director’s attendance at or participation in a meeting waives any required notice to him of the meeting unless the Director at the beginning of the meeting (or promptly upon his arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 4. Quorum. The percentage of Directors in office specified in the Articles of Incorporation will constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 5. Manner of Acting. Except as set forth in Section 16 of Article 6 of these Bylaws, a majority of Directors who are present at a meeting at which a quorum is present will constitute the required vote to effect any action taken by the Board of Directors.

Section 6. Written Consents. Action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more unrevoked written consents signed by each Director before or after such action, describing the action taken, and included in the minutes or filed with the corporate records. Action taken without a meeting is effective when the last Director signs the unrevoked consent, unless the unrevoked consents specify a different effective date. A Director’s consent to action may be revoked in a writing signed by the Director and delivered to the Corporation prior to the action becoming effective.

Section 7. Meeting by Communications Device. The Board of Directors may permit Directors to participate in any meeting of the Board of Directors by, or conduct the meeting through the use of, any means of communication by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by this means is deemed to be present in person at the meeting.

Section 8. Presumption of Assent. A Director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (a) he objects at the beginning of the meeting, or promptly upon his arrival, to holding it or to transacting business at the meeting, or (b) his dissent or abstention from the action taken is entered into the minutes of the meeting, or (c) he files written notice of his dissention or abstention with the presiding officer of the meeting before its adjournment or with the Corporation immediately after the adjournment of the meeting. Such right of dissent or abstention is not available to a Director who votes in favor of the action taken.

ARTICLE 5 — COMMITTEES

Section 1. Election and Powers. The Board of Directors may have such committees, with such members who shall have such powers and authority as may be determined by the Board of Directors as provided by the Articles of Incorporation. To the extent specified by the Board of Directors or in the Articles of Incorporation, each committee shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation, except that no committee shall have authority to do the following:

(a)	Authorize distributions.

(b)	Approve or propose to Shareholders action required to be approved by Shareholders.

(c)	Fill vacancies on the Board of Directors or on any of its committees.

(d)	Amend the Articles of Incorporation.

(e)	Adopt, amend or repeal the bylaws.

(f)	Approve a plan of merger not requiring Shareholder approval.

Section 2. Removal; Vacancies. Unless the Board of Directors by resolution determines otherwise in accordance with authority specified in the Articles of Incorporation, any member of a committee may be removed at any time exclusively by the Board of Directors with or without cause, and vacancies in the membership of a committee as a result of death, resignation, disqualification or removal shall be filled by a majority of the whole Board of Directors.

Section 3. Meetings. The provisions of Article 4 governing meetings of the Board of Directors, action without meeting, notice, waiver of notice and quorum and voting requirements shall apply to the committees of the Board and its members to the extent not otherwise prescribed by the Board in the resolution authorizing the establishment of the committee.

Section 4. Minutes. Each committee shall keep minutes of its proceedings and shall report thereon to the Board of Directors at or before the next meeting of the Board.

ARTICLE 6 — OFFICERS

Section 1. Titles. Pursuant to authority conferred in the Articles of Incorporation, the Board of Directors shall have the exclusive power and authority to elect from time to time such officers of the Corporation, including a Chairman and a President (one of whom shall be the Chief Executive Officer), a Vice Chairman, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Chief Financial Officer, a General Counsel, a Controller, a Treasurer, a Secretary, one or more Assistant Controllers, one or more Assistant Treasurers, and one or more Assistant Secretaries, and such other officers as shall be deemed necessary or desirable from time to time. The officers shall have the authority and perform the duties as set forth herein or as from time to time may be prescribed by the Board of Directors. Any two or more offices may be held by the same individual, but no officer may act in more than one capacity where action of two or more officers is required.

The officers of the Corporation may appoint one or more individuals to hold a position which includes one of the titles indicated above. An individual holding such title by virtue of being so appointed rather than by virtue of being elected to such position by the Board of Directors shall not be an officer of the Corporation for purposes of the Articles of Incorporation or these Bylaws, but such individual shall have such duties as may be prescribed by the officer or officers appointing him or her.

Section 2. Election; Removal. Pursuant to authority conferred in the Articles of Incorporation, the officers of the Corporation shall be elected exclusively by or under the authority of the Board of Directors. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the Board of Directors. Officers shall hold office as specified at the time of their election, until their successors are elected and qualify, or until the earlier of their resignation or removal. Pursuant to authority conferred in the Articles of Incorporation, any officer may be removed at any time with or without cause by (a) the Board of Directors, (b) the appointing officer, unless these bylaws or the Board of Directors provide otherwise, or (c) any other officer if authorized by these bylaws or the Board of Directors.

Section 3. Compensation. Pursuant to authority conferred in the Articles of Incorporation, the compensation of the officers shall be fixed by the Board of Directors.

Section 4. General Powers of Officers. Except as may be otherwise provided in these bylaws or in the NCBCA, the Chairman, the Vice-Chairman, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the General Counsel, the Controller, the Treasurer, the Secretary, or any one of them, may (a) execute and deliver in the name of the Corporation, in the name of any division of the Corporation or in both names any agreement, contract, deed, instrument, power of attorney or other document pertaining to the business or affairs of the Corporation or any division of the Corporation, and (b) delegate to any employee or agent the power to execute and deliver any such agreement, contract, deed, instrument, power of attorney or other document.

Section 5. Chief Executive Officer. The Chief Executive Officer of the Corporation shall report directly to the Board. Except in such instances as the Board may confer powers in particular transactions upon any other officer, and subject to the control and direction of the Board, the Chief Executive Officer shall manage the business and affairs of the Corporation and shall communicate to the Board and any committee thereof reports, proposals and recommendations for their respective consideration or action. He may do and perform all acts on behalf of the Corporation.

Section 6. Chairman. The Chairman shall preside at meetings of the Board of Directors and the Shareholders and shall have such other powers and perform such other duties as the Board may prescribe or as may be prescribed in these bylaws. The Board of Directors may designate the Chairman as an executive or non-executive Chairman.

Section 7. Vice Chairman. The Vice Chairman shall have such powers and perform such duties as the Board or the Chairman (to the extent he is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed in these bylaws.

Section 8. President. The President shall have such powers and perform such duties as the Board and the Chief Executive Officer (to the extent he is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed in these bylaws.

Section 9. Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. The Executive Vice Presidents, Senior Vice Presidents and Vice Presidents shall have such powers and perform such duties as the Board or the Chief Executive Officer (to the extent he is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed in these bylaws.

Section 10. Chief Financial Officer. The Chief Financial Officer shall have such powers and perform such duties as the Board or the Chief Executive Officer (to the extent he is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed in these bylaws. The Chief Financial Officer shall present to the Board such balance sheets, income statements, budgets and other financial statements and reports as the Board or the Chief Executive Officer (to the extent he is authorized by the Board of Directors to prescribe the authority and duties of other officers) may require and shall perform such other duties as may be prescribed or assigned pursuant to these bylaws and all other acts incident to the position of Chief Financial Officer.

Section 11. Controller. The Controller shall be responsible for the maintenance of adequate accounting records of all assets, liabilities, capital and transactions of the Corporation. The Controller shall prepare such balance sheets, income statements, budgets and other financial statements and reports as the Board or the Chief Executive Officer or the Chief Financial Officer (to the extent they are authorized by the Board of Directors to prescribe the authority and duties of other officers) may require, and shall perform such other duties as may be prescribed or assigned pursuant to these bylaws and all other acts incident to the position of Controller.

Section 12. Treasurer.

(a) The Treasurer shall have the care and custody of all the funds and securities of the Corporation except as may be otherwise ordered by the Board, and shall cause such funds (i) to be invested or reinvested from time to time for the benefit of the Corporation as may be designated by the Board or by the Chairman, the Vice Chairman, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations), or (ii) to be deposited to the credit of the Corporation in such banks or depositories as may be designated by the Board or by the Chairman, the President, the Chief Financial Offer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations), and shall cause such securities to be placed in safekeeping in such manner as may be designated by the Board or by the Chairman, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations).

(b) The Treasurer or such other person or persons as may be designated for such purpose by the Board or by the Chairman, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations) may endorse in the name and on behalf of the Corporation all instruments for the payment of money, bills of lading, warehouse receipts, insurance policies and other commercial documents requiring such endorsement.

(c) The Treasurer or such other person or persons as may be designated for such purpose by the Board or by the Chairman, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations), (i) may sign all receipts and vouchers for payments made to the Corporation; (ii) shall prepare a statement of the cash account of the Corporation to the Board as often as it shall require the same; and (iii) shall enter regularly in books to be kept for that purpose full and accurate account of all moneys received and paid on account of the Corporation and of all securities received and delivered by the Corporation.

(d) The Treasurer shall perform such other duties as may be prescribed or assigned pursuant to these bylaws and all other acts incident to the position of Treasurer.

Section 13. Secretary. The Secretary shall keep the minutes of all proceedings of the Shareholders, the Board and the Committees of the Board. The Secretary shall attend to the giving and serving of all notices of the Corporation, in accordance with the provisions of these bylaws and as required by the laws of the State of North Carolina. The Secretary shall cause to be prepared and maintained (a) at the office of the Corporation a stock ledger containing the names and addresses of all Shareholders and the number of shares held by each and (b) any list of Shareholders required by law to be prepared for any meeting of Shareholders. The Secretary shall be responsible for the custody of all stock books and of all unissued stock certificates. The Secretary shall be the custodian of the seal of the Corporation. The Secretary shall affix or cause to be affixed the seal of the Corporation to such contracts, instruments and other documents requiring the seal of the Corporation, and when so affixed may attest the same and shall perform such other duties as may be prescribed or assigned pursuant to these bylaws and all other acts incident to the position of Secretary.

Section 14. Voting Upon Securities. Unless otherwise ordered by the Board of Directors, the Chairman, the President, any Executive Vice President, any Senior Vice President or any Vice President shall have full power and authority in behalf of the Corporation to attend, act and vote at meetings of the security holders of any entity in which this Corporation may hold securities, and at such meetings shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner, the Corporation might have possessed and exercised if present. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

Section 15. Continuing Determination by Board. All powers and duties of the officers shall be subject to a continuing determination by the Board of Directors.

Section 16. Transitional Provisions Relating to Executive Chairman and Chief Executive Officer.

(a) On January 30, 2026 (the “Closing Date”), the business combination transaction between the Corporation and PotlatchDeltic Corporation was completed pursuant to the terms set forth in the Agreement and Plan of Merger, dated as of October 13, 2025, by and among the Corporation, Redwood Merger Sub, LLC and PotlatchDeltic Corporation (the “Merger Agreement”). As contemplated by the Merger Agreement, (i) the Chief Executive Officer of the Corporation as of the Closing Date (the “Specified CEO”) shall continue to serve as Chief Executive Officer of the Corporation following the Closing Date, and (ii) the Chief Executive Officer of PotlatchDeltic Corporation as of the Closing Date (the “Specified Executive Chair”) shall be appointed to serve as the executive Chairman of the Corporation for two years after the Closing Date, subject to such person serving as a Director of the Corporation during such time.

(b) As executive Chairman of the Board, the Specified Executive Chair shall (1) serve as an executive officer of the Corporation and report directly to the Board of Directors and (2) have all such powers and perform all such duties as may be assigned by the Board of Directors from time to time consistent with these Bylaws and his employment agreement with the Corporation.

(c) As Chief Executive Officer, the Specified CEO shall (1) serve as an executive officer of the Corporation and report directly to the Board of Directors, and (2) have all such powers and perform all such duties as are customarily had and performed by the Chief Executive Officer and/or as may be assigned by the Board of Directors from time to time consistent with these Bylaws and his employment agreement with the Corporation.

(d) Prior to the second anniversary of the Closing Date, any resolution or action taken by the Board of Directors to amend or modify this Section 16 of Article 6 of these Bylaws, including to (1) remove or replace the Specified CEO as Chief Executive Officer of the Corporation, or (2) remove or replace the Specified Executive Chair as executive Chairman of the Corporation, must be adopted or approved by Directors representing at least 75% of the then serving Directors.

(e) Following the second anniversary of the Closing Date, this Section 16 of Article 6 of these Bylaws shall cease to be in effect.

(f) In the event of any inconsistency between the provisions of this Section 16 of Article 6 of these Bylaws and any other provision of these Bylaws, the provisions of this Section 16 of Article 6 of these Bylaws shall control.

ARTICLE 7 — CAPITAL STOCK

Section 1. Certificates. The Board of Directors may authorize the issuance of some or all of the shares of the Corporation’s classes or series without issuing certificates to represent such shares. If shares are represented by certificates, the certificates shall be in such form as required by law and as determined by the Board of Directors. Certificates shall be signed, either manually or by facsimile, by (a) the Chairman, the President or any Vice-President and by the Secretary, Assistant Secretary, Treasurer or Assistant Treasurer or (b) by any two officers designated by the Board of Directors. Each certificate may be sealed with the seal of the Corporation or a facsimile thereof. All certificates for shares shall be consecutively numbered or otherwise identified and entered into the stock transfer books of the Corporation. When shares are represented by certificates, the Corporation shall issue and deliver to each Shareholder to whom such shares have been issued or transferred certificates representing the shares owned by him. When shares are not represented by certificates, then within a reasonable time after the issuance or transfer of such shares, the Corporation shall send the Shareholder to whom such shares have been issued or transferred a written statement of the information required by law to be on certificates.

Section 2. Transfer of Shares. The Corporation shall maintain share transfer records, containing the name and address of each Shareholder of record and the number and class or series of shares held by such Shareholder. Transfers of shares of the Corporation shall be made only on the share transfer records of the Corporation by the holder of record thereof or by a duly authorized agent, transferee or legal representative and, if the shares are represented by certificates, only upon surrender for cancellation of the certificate for such shares.

Section 3. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars of transfers and may require all stock certificates to be signed or countersigned by the transfer agent and registered by the registrar of transfers.

Section 4. Regulations. The Board of Directors may make rules and regulations as it deems expedient concerning the issue, transfer and registration of shares of capital stock of the Corporation.

Section 5. Fixing Record Date. For the purpose of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders, or entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other purpose, the Board of Directors may fix in advance a date as the record date for the determination of Shareholders. The record date shall be not more than 70 days before the meeting or action requiring a determination of Shareholders. A determination of Shareholders entitled to notice of or to vote at a Shareholders’ meeting shall be effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 6. Lost Certificates. The Board of Directors must authorize the issuance of a new certificate in place of a certificate claimed to have been lost, destroyed or wrongfully taken, upon receipt of (a) an affidavit from the person explaining the loss, destruction or wrongful taking, and (b) a bond from the claimant in a sum as the Corporation may reasonably direct to indemnify the Corporation against loss from any claim with respect to the certificate claimed to have been lost, destroyed or wrongfully taken. The Board of Directors may, in its discretion, waive the affidavit and bond and authorize the issuance of a new certificate in place of a certificate claimed to have been lost, destroyed or wrongfully taken.

ARTICLE 8 — GENERAL PROVISIONS

Section 1. Dividends and other Distributions. The Board of Directors may from time to time declare and the Corporation may pay dividends or make other distributions with respect to its outstanding shares in the manner and upon the terms and conditions provided by law.

Section 2. Seal. The seal of the Corporation shall be any form approved from time to time or at any time by the Board of Directors.

Section 3. Depositaries. The Chairman, the President, the Chief Financial Officer, and the Treasurer are each authorized to designate depositaries for the funds of the Corporation deposited in its name or that of a division of the Corporation, or both, and the signatories with respect thereto in each case, and from time to time, to change such depositaries and signatories, with the same force and effect as if each such depositary and the signatories with respect thereto and changes therein had been specifically designated or authorized by the Board; and each depositary designated by the Board or by the Chairman, the President, the Chief Financial Officer, or the Treasurer shall be entitled to rely upon the certificate of the Secretary or any Assistant Secretary of the Corporation or of a division of the Corporation setting forth the fact of such designation and of the appointment of the officers of the Corporation or of the Division or of both or of other persons who are to be signatories with respect to the withdrawal of funds deposited with such depositary, or from time to time the fact of any change in any depositary or in the signatories with respect thereto.

Section 4. Signatories. Unless otherwise designated by the Board or by the Chairman, the President, the Chief Financial Officer or the Treasurer, all notes, drafts, checks, acceptances, orders for the payment of money shall be (a) signed by the Treasurer or any Assistant Treasurer and (b) countersigned by the Controller or any Assistant Controller, or either signed or countersigned by the Chairman, the Vice Chairman, the President, any Executive Vice President, any Senior Vice President or any Vice President in lieu of either the officers designated in (a) or the officers designated in (b) of this Section.

Section 5. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors.

Section 6. Amendment. These bylaws may be amended or repealed by the Board of Directors, including any bylaw adopted, amended or repealed by the Shareholders generally. These bylaws may be amended or repealed by the Shareholders even though the bylaws may also be amended or repealed by the Board of Directors.

Section 7. Definitions. Unless the context otherwise requires, terms used in these bylaws shall have the meanings assigned to them in the NCBCA to the extent defined therein.

Section 8. Electronic Transactions. The Corporation may conduct any action or set of actions by any electronic means.

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